InnerWorkings Announces Second Quarter 2017 Results
Record second quarter gross profit (net revenue) increased 8%; Year-to-date new signings reach $75 million

CHICAGO, IL - August 7, 2017 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three months ended June 30, 2017. For all Non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

Financial and Business Highlights

•
Gross revenue was $279.5 million in the second quarter, an increase of 4% compared with $269.2 million in the second quarter of 2016.  Year-to-date gross revenue was $546.9 million, a 1% increase compared with $540.3 million in the prior period.

•
Gross profit (net revenue) was a record $70.2 million, or 25.1% of gross revenue in the second quarter, an 8% increase compared to $65.1 million, or 24.2% of gross revenue, in the same period of last year. Year-to-date gross profit (net revenue) was $134.5 million, or 24.6% of gross revenue, an increase of 6% compared to the prior-year period.

•
Net income was $4.5 million or $0.08 per diluted share in the second quarter, compared to a net loss of $2.3 million or $0.04 per share in the second quarter of 2016. Year-to-date net income was $10.0 million or $0.18 per diluted share, compared to a loss of $5.0 million or $0.09 per diluted share in the same period of 2016.

•
Non-GAAP diluted earnings per share was $0.12 in the second quarter, an increase of 11% compared to $0.11 in the second quarter of 2016. Year-to-date non-GAAP diluted earnings per share was $0.20, a 30% increase compared to $0.15 in the same period of 2016.

•
Non-GAAP adjusted EBITDA was $16.6 million, reflecting 13% growth as compared to $14.8 million in the second quarter of 2016. Year-to-date non-GAAP adjusted EBITDA was $28.9 million, an increase of 9% compared to $26.5 million in the same period of 2016.

•	InnerWorkings has continued to sign new enterprise contracts in recent months, bringing the year-to-date cumulative total to more than $75 million of annual gross revenue at full run-rate.

•	The largest of the new wins is an expansion of the Company's long-term business relationship with a global spirits producer, supporting its expansive brand portfolio across Latin America.

“Our second quarter results reflect strong execution of our strategy,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “We continue to win more business with new and existing clients on the strength of our global capabilities and our technology. Our business is improving its mix of high value-add services leading to stronger bottom-line performance.”

“We continue to see robust growth in net revenue, which we believe is the most important sales growth indicator for our business,” said Jeffrey P. Pritchett, Chief Financial Officer of InnerWorkings. “Our net revenue and earnings outlook remain on track with additional profit improvement expected in the second half of the year, though we have moderated our gross revenue expectations for the second half of 2017.”

Outlook
The Company is revising its guidance for 2017 gross revenue. InnerWorkings expects 2017 annual gross revenue to range between $1.115 billion and $1.145 billion, compared to previous guidance of a range of $1.155 and $1.185 billion. The reduction in expected gross revenue is offset by higher expected profitability, and therefore the Company is maintaining its guidance for non-GAAP adjusted EBITDA to be between $65.0 million and $68.0 million, and raising the low end of its non-GAAP diluted earnings per share guidance to be $0.46 to $0.49, compared to previous guidance of $0.45 to $0.49.

Conference Call

Eric D. Belcher, Chief Executive Officer, and Jeffrey P. Pritchett, Chief Financial Officer, will host a conference call to discuss the results today at 4:30 p.m. Central time (5:30 p.m. Eastern time).
The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings’ website at http://investor.inwk.com/events.cfm. A replay of the webcast will be available later today at the same location.
Non-GAAP Financial Measures
This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: non-GAAP adjusted EBITDA and non-GAAP diluted earnings per share. We believe these measures provide useful information to investors because they provide further insights into the Company's financial performance. These measures are also used by management in its financial and operational decision-making and evaluation of overall performance. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of non-GAAP adjusted EBITDA and non-GAAP diluted earnings per share included in this release.
The Company has not quantitatively reconciled its guidance for non-GAAP adjusted EBITDA or non-GAAP diluted earnings per share to their most comparable GAAP measure because the Company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the Company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the nearest GAAP financial metric is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the Company’s results.
Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.
About InnerWorkings
InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs approximately 1,900 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
CONTACT:
Bridget Freas
InnerWorkings, Inc.
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statement of Comprehensive Income (Loss)
(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue	$279,530	$269,220	$546,920	$540,292
Cost of goods sold	209,303	204,126	412,416	413,253
Gross profit	70,227	65,094	134,504	127,039
Operating expenses:
Selling, general and administrative expenses	55,086	51,418	108,513	102,910
Depreciation and amortization	3,182	4,721	6,086	9,316
Change in fair value of contingent consideration	1,884	7,276	844	9,187
Restructuring and other charges	—	623	—	3,967
Income from operations	10,075	1,056	19,061	1,659
Other income (expense):
Interest income	12	24	46	38
Interest expense	(1,038)	(985)	(2,041)	(2,062)
Other, net	(1,165)	291	(1,388)	130
Total other expense	(2,191)	(670)	(3,383)	(1,894)
Income (loss) before income taxes	7,884	386	15,678	(235)
Income tax expense	3,391	2,710	5,727	4,782
Net income (loss)	$4,493	$(2,324)	$9,951	$(5,017)

Basic earnings (loss) per share	$0.08	$(0.04)	$0.19	$(0.09)
Diluted earnings (loss) per share	$0.08	$(0.04)	$0.18	$(0.09)

Weighted-average shares outstanding – basic	53,278	53,411	53,665	53,278
Weighted-average shares outstanding – diluted	55,189	53,411	55,070	53,278

Condensed Consolidated Balance Sheet

(In thousands)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,537	$30,924
Accounts receivable, net of allowance for doubtful accounts of $2,466 and $2,622, respectively	208,382	182,874
Unbilled revenue	36,515	32,723
Inventories	28,192	31,638
Prepaid expenses	23,588	18,772
Other current assets	20,949	24,769
Total current assets	341,163	321,700
Property and equipment, net	36,030	32,656
Intangibles and other assets:
Goodwill	205,399	202,700
Intangible assets, net	29,699	31,538
Deferred income taxes	1,281	1,031
Other non-current assets	1,267	1,374
Total intangibles and other assets	237,646	236,643
Total assets	$614,839	$590,999
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$125,593	$121,289
Current portion of contingent consideration	—	19,283
Due to seller	17,842	—
Accrued expenses	27,567	30,067
Other current liabilities	37,748	35,049
Total current liabilities	208,750	205,688
Revolving credit facility	118,658	107,468
Deferred income taxes	9,852	11,291
Other non-current liabilities	1,988	1,926
Total liabilities	339,248	326,373
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.0001 per share, 200,000 and 200,000 shares authorized, 63,808 and 63,391 shares issued, and 53,500 and 54,088 shares outstanding, respectively	6	6
Additional paid-in capital	230,030	224,480
Treasury stock at cost, 10,308 and 9,303 shares, respectively	(59,224)	(49,458)
Accumulated other comprehensive loss	(14,940)	(20,799)
Retained earnings	119,719	110,397
Total stockholders' equity	275,591	264,626
Total liabilities and stockholders' equity	$614,839	$590,999

Condensed Consolidated Statement of Cash Flows
(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2017	2016

Cash flows from operating activities
Net income (loss)	$9,951	$(5,017)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,086	9,316
Stock-based compensation expense	2,921	2,358
Deferred income taxes	76	450
Bad debt provision	82	789
Change in fair value of contingent consideration	844	9,187
Other operating activities	104	105
Change in assets:
Accounts receivable and unbilled revenue	(29,395)	(2,366)
Inventories	3,446	(2,573)
Prepaid expenses and other assets	(957)	16,255
Change in liabilities:
Accounts payable	4,304	(33,984)
Accrued expenses and other liabilities	851	4,632
Net cash used in operating activities	(1,687)	(848)

Cash flows from investing activities
Purchases of property and equipment	(7,024)	(7,445)
Net cash used in investing activities	(7,024)	(7,445)

Cash flows from financing activities
Net borrowings from revolving credit facilities	11,491	12,553
Net short-term secured borrowings	37	104
Repurchases of common stock	(10,041)	—
Payments of contingent consideration	(2,089)	(4,144)
Proceeds from exercise of stock options	1,319	1,090
Other financing activities	(119)	(474)
Net cash provided by financing activities	598	9,129

Effect of exchange rate changes on cash and cash equivalents	726	15
Increase (decrease) in cash and cash equivalents	(7,387)	851
Cash and cash equivalents, beginning of period	30,924	30,755
Cash and cash equivalents, end of period	$23,537	$31,606

Reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share
(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$4,493	$(2,324)	$9,951	$(5,017)
Income tax expense	3,391	2,710	5,727	4,782
Interest income	(12)	(24)	(46)	(38)
Interest expense	1,038	985	2,041	2,062
Other, net	1,165	(291)	1,388	(130)
Depreciation and amortization	3,182	4,721	6,086	9,316
Stock-based compensation expense	1,503	1,117	2,921	2,358
Change in fair value of contingent consideration	1,884	7,276	844	9,187
Restructuring and other charges	—	623	—	3,967
Non-GAAP Adjusted EBITDA	$16,644	$14,793	$28,912	$26,487

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$4,493	$(2,324)	$9,951	$(5,017)
Change in fair value of contingent consideration	1,884	7,276	844	9,187
Czech exit from exchange rate commitment, net of tax	294	—	294	—
Restructuring and other charges, net of tax	—	618	—	3,582
Realignment-related income tax charges	—	238	—	635
Adjusted net income	$6,671	$5,808	$11,089	$8,387
Weighted-average shares outstanding, diluted	55,189	54,297	55,070	54,139
Non-GAAP Diluted Earnings Per Share	$0.12	$0.11	$0.20	$0.15